Consent of Ernst & Young LLP
                              Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the National Surgery Centers, Inc. Amended and Restated 1992 Stock Option Plan and the National Surgery Centers, Inc. 1997 Non-Employee Directors Stock Option Plan of our report dated February 25, 1998, except for
Note 14, as to which the date is March 20, 1998, with respect to the consolidated financial statements and schedule of HEALTHSOUTH Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP

Birmingham, Alabama
July 22, 1998